EXHIBIT 10.8

PURCHASE AND SALE AGREEMENT FOR 7500 SETZLER PARKWAY BUILDING

AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of the 17th day of March, 2004, by and between DUKE CONSTRUCTION LIMITED PARTNERSHIP, an Indiana limited partnership (“Seller”), and WELLS CAPITAL, INC., a Georgia corporation (“Buyer”).

W I T N E S S E T H  T H A T :

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Property (as hereinafter defined), but only upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the Earnest Money, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Definitions and Exhibits.

1.1 Definitions. For purposes of this Agreement, each of the following terms, when used herein with an initial capital letter, shall have the meaning ascribed to it as follows:

Additional Rent Expenditures. As defined in Section 4.2.7.

Agreement. This Agreement for Purchase and Sale.

Assignment. An Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit I.

Bill of Sale. The Bill of Sale to be executed by Seller substantially in the form attached as Exhibit C.

Building. The building commonly known as Crosstown North Business Center 7, with a street address of 7500 Setzler Parkway, Brooklyn Park, Minnesota.

Closing. The closing and consummation of the purchase and sale of the Property pursuant hereto.

Closing Date. On or before March 31, 2004.

Closing Statement. As defined in Section 11.2.6.

Confidentiality Agreement. That certain Confidentiality Agreement attached hereto as Exhibit N.

Contract Date. The date upon which this Agreement shall be deemed effective, which shall be the date first above written.

Deed. The Special Warranty Deed to be executed by Seller substantially in the form attached hereto as Exhibit F.

Earnest Money. ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) together with any interest earned thereon.

Escrow Agent. First American Title Insurance Company, 30 N. LaSalle Street, Suite 310, Chicago, Illinois 60602, is acting as Escrow Agent pursuant to the terms and conditions of the Escrow Agreement and Section 3 hereof.

Escrow Agreement. That certain Escrow Agreement of even date herewith among Seller, Buyer and Escrow Agent referred to in Section 3 hereof substantially in the form attached hereto as Exhibit B and by this reference made a part hereof.

Improvements. The Building and any other buildings, structures and improvements located upon the Land, including Seller’s interest in all systems, facilities, fixtures, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto between the date hereof and the Closing Date permitted or contemplated by the express terms hereof).

Indemnity Agreement. That certain indemnity agreement in favor of Buyer in the form attached hereto as Exhibit P.

Inspection Date. March 24, 2004.

Land. All that tract or parcel of land described in Exhibit A attached hereto and by this reference made a part hereof and all privileges, rights, easements, hereditaments and appurtenances thereto belonging, and all right, title and interest of Seller in and to any streets, alleys, passages and other rights of way included therein or adjacent thereto (before or after the vacation thereof).

Lease. That certain Lease Agreement dated July 11, 2003 between Seller, as Landlord, and Tenant.

Letter of Intent. That certain letter of intent dated February 16, 2004.

Permitted Title Exceptions. (i) The lien of unpaid taxes not yet due and payable; (ii) matters which would be disclosed by a current, accurate survey of the Property; (iii) those matters disclosed on the Title Commitment or Survey to which Buyer does not object, or to which objection Buyer waives, pursuant to Section 5 of this Agreement; and (iv) the rights of Tenant under the Lease, as tenant only.

Personal Property. Seller’s interest, if any, in tangible personal property used in connection with the Improvements and set forth in the Bill of Sale.

Property. All of Seller’s right, title and interest in, to and under the following property: (i) the Land; (ii) the Improvements; (iii) the Personal Property; (iv) all trade names and marks (excluding any right to the name “Duke” or “Weeks”) used in connection with the operation of the Property (collectively, the “Trade Names”); (v) the Lease; (vi) the Guaranties, if any; (vii) all site plans, construction and development drawings, plans and specifications, documents, surveys, engineering licenses (collectively, the “Plans”); (viii) all sewer and water permits and licenses, building permits, certificates of occupancy, demolition and excavation permits, curb cut and right-of-way permits, drainage rights, permits, and agreements, and similar or equivalent private and governmental documents of every kind and character whatsoever pertaining or applicable to or in any way connected with the development, construction, ownership or operation of the Property, including all buildings and other improvements thereon or thereunder together with all deposits and fees (including impact fees) heretofore paid by Seller with respect thereto (collectively, the “Permits”); (ix) any and all warranties, guaranties and similar contracts in favor of Seller on equipment and improvements pertaining to or comprising a part of the Property (collectively, the “Warranties”); and (x) the Service Contracts which Buyer elects to assume; together with all tenements, hereditaments, appurtenances and easements now or hereafter belonging or pertaining to any of the foregoing.

Purchase Price. SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00).

Rent Roll. The rent roll attached hereto as Exhibit D or any updated version thereof.

Rent. The total amount of base or fixed rent, overage rent (including, without limitation, percentage rents, consumer price index escalation payments and other similar rental payments in excess of fixed, minimum and base rents under the Lease, whether finally determined before or after the expiration of the fiscal years under the Lease), estimated payments of taxes and operating expenses and other amounts under the Lease.

Security Deposits. Any and all security deposits held by Seller as shown on the Rent Roll.

Service Contracts. All of the service or management contracts, equipment, labor or material contracts, maintenance or repair contracts or other agreements that are in force and effect and affect the Property or the operation, repair or maintenance thereof that are (i) described on Exhibit J, or (ii) executed by Seller after the date hereof pursuant to the terms of Section 9 of this Agreement.

Survey. An ALTA/ACSM survey of the Land and Improvements issued by Hansen Thorpe Pellinen Olson, Inc. (“HTPO”) including all items on Table A of the “Minimum Standard Detail Requirements for Land Title Surveys” except items 3, 5, 12 and 14 thereof.

Tax Refund. As defined in Section 4.2.2 (iii).

Tenant. R.R. Donnelley & Sons Company, a Delaware corporation.

Tenant Estoppel Certificate. An estoppel certificate executed by Tenant substantially in the form attached hereto as Exhibit M or the form required by the Lease.

Title Commitment. A title insurance commitment for the Property, issued by the Title Insurer covering title to the Property, showing Seller as owner of the Property, and sufficient to cause the issuance of the title policy subject only to the Permitted Title Exceptions.

Title Insurer. First American Title Insurance Company, 30 North LaSalle Street, Suite 310, Chicago, Illinois 60602.

Vendor or Vendors. Each Vendor that has executed a Service Contract.

1.2 Exhibits. Attached hereto and forming an integral part of this Agreement are the following exhibits, all of which are incorporated into this Agreement as fully as if the contents thereof were set out in full herein at each point of reference thereto:

Exhibit A-	Description of Land from Seller’s Title Policy
Exhibit B-	Escrow Agreement
Exhibit C-	Bill of Sale
Exhibit D-	Rent Roll
Exhibit E-	Disclosure Schedule
Exhibit F-	Form of Special Warranty Deed
Exhibit G-	Non-Foreign Certificate
Exhibit H-	Notice to Tenant
Exhibit I-	Assignment and Assumption Agreement
Exhibit J-	List of Service Contracts
Exhibit K-	Officer’s Certificate
Exhibit L-	Notice to Vendors
Exhibit M-	Form of Tenant Estoppel Certificate
Exhibit N-	Confidentiality Agreement
Exhibit O-	Seller Deliveries
Exhibit P-	Indemnity Agreement

Section 2. Purchase and Sale Agreement.

Subject to and in accordance with the terms and provisions hereof, Seller agrees to sell and Buyer agrees to purchase the Property.

Section 3. Earnest Money.

3.1 Earnest Money. Within two (2) business days after the Contract Date, Buyer shall deposit the sum of ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO/100 ($150,000.00) with Escrow Agent. Such deposit (which together with any interest or other income earned thereon is referred to herein as the “Earnest Money”) shall be held, invested and disbursed pursuant to the respective terms and provisions hereof and of the Escrow Agreement.

3.2 Disbursement. Whenever the Earnest Money is by the terms hereof to be disbursed by Escrow Agent, Seller and Buyer agree promptly to execute and deliver such notice or notices as shall be necessary or, in the opinion of Escrow Agent, appropriate to authorize Escrow Agent to make such disbursement.

Section 4. Purchase Price.

4.1 Purchase Price. The Purchase Price, as adjusted by the prorations provided in Section 4.2 hereof and as reduced by the Earnest Money, which, unless otherwise disbursed hereunder, shall be disbursed by Escrow Agent at the Closing to Seller as a portion of the Purchase Price, shall be paid by Buyer to Seller at the Closing in United States dollars, by Federal Reserve System wire transfer or other immediately available funds acceptable to Seller.

4.2 Prorations. Buyer and Seller will prorate all income and expenses relating to the Property based upon Buyer’s and Seller’s respective periods of ownership for the calendar year in which the Closing occurs with Buyer treated as the owner of the Property as of 12:01 a.m. on the Closing Date, including, without limitation:

4.2.1. Rents.

(i) Closing. Except as provided in subparagraph (ii) below, Seller shall pay or credit to Buyer at the Closing (A) all Rent (including Additional Rent Expenditures) paid by Tenant under the Lease for the calendar month in which the Closing occurs, prorated for the number of days during such calendar month from, including and after the Closing, and (B) all prepaid and overpaid Rents of Tenant under the Lease.

(ii) Post-Closing. After the Closing, Buyer shall make good faith efforts to collect all unpaid Rents for any period prior to the Closing, provided that Buyer shall have no obligation to institute litigation or terminate the Lease in connection with any such collections. Any Rents due and owing Seller before the Closing by Tenant under the Lease that are unpaid at the Closing, are herein called “Delinquent Rents”. There shall be no cash credit to Seller at Closing on account of any Delinquent Rents, but following Closing, rental and other payments received by Buyer or Seller from Tenant shall be first applied toward the actual out-of-pocket costs of collection paid to parties other than the managing agent of the Property, then such Rents shall be applied first toward the payment of rent and other charges then currently owed to Buyer and second toward the payment of Delinquent Rents. Seller shall have and reserves the right to pursue any remedy against Tenant for Delinquent Rents, provided that Seller shall in no event institute any proceeding to evict or dispossess Tenant from the Property. Buyer may, by written notice to Seller, restrict Seller from collecting such Delinquent Rents, but only if Buyer first pays Seller such Delinquent Rents in exchange for Seller’s assignment to Buyer of all of Seller’s rights and causes of action with respect thereto.

4.2.2 Real Estate Taxes. Taxes will be prorated between Buyer and Seller on a cash basis, (i.e., those taxes that are due and payable in the year in which the Closing occurs only will be prorated between Buyer and Seller regardless of which year such taxes accrued.) If the actual amount of taxes due and payable in the year of Closing is not ascertainable as of the Closing Date, proration of taxes shall be based upon the amount of taxes for the prior year; provided, however, upon receipt of actual tax bills for the year of Closing, at the request of either party, taxes shall be reprorated and an appropriate adjustment made between the parties to be effectuated by the appropriate payment. Buyer shall pay all real estate taxes due and payable after Closing and reconciliations with Tenant shall be responsibility of Buyer post-closing.

(i) Delinquent Taxes. Seller shall pay to the applicable tax authorities at or prior to the Closing all taxes and assessments with respect to the Property which are due and owing as of the Closing. If required by the Title Insurer to delete any exception from the Title Commitment for unpaid taxes, Seller shall make such payment to the Title Insurer for forwarding on to the applicable tax authorities.

(ii) Prepaid Taxes. If any portion of any other assessments paid by Seller with respect to the Property at or prior to the Closing, determined on a cash (rather than accrual) basis, relate to any time including or after the Closing, Buyer shall pay to Seller at the Closing the amount of such other assessments paid prorated for the number of days, from, including and after the Closing.

(iii) Tax Refunds. All refunds of taxes received by Seller or Buyer after the Closing with respect to the Property (“Tax Refund”) shall be applied (A) first, to Seller or Buyer, as the case may be, to the extent of third party expenses incurred by such party in protesting and obtaining such Tax Refund, (B) second, to Buyer to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) the Tenant under the Lease, and (C) third, (x) to Seller if such Tax Refund is for any tax period which ends before the Closing, (y) to Buyer if such Tax Refund is for any tax period which commences after the Closing, and (z) with respect to any Tax Refund for any tax period in which the Closing occurs, to Seller and Buyer, prorated on a per diem basis. If Seller or Buyer receives any Tax Refund, then each shall retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection.

(iv) Installments. To the extent that Taxes include special assessments or installments of special assessments, for the purpose of this Section 4.2.2, Seller’s prorated portion of such assessments shall be determined based on the installments paid by Seller and the period of time to which they apply.

4.2.3 Utilities. Prior to the Closing, Seller shall notify each of the utility companies which provide services to the Property of the scheduled transfer of the Property on the Closing Date, and shall make appropriate arrangements with the utility companies to bill Seller for services provided before the Closing, and to Buyer for services provided on and after the Closing. If such arrangements cannot, or are not, made as of the Closing, then Buyer shall make the appropriate arrangements promptly after the Closing, and promptly after such arrangements are made, Buyer shall pay to Seller an amount equal to the cost of the services that were billed to Seller for the period from and after Closing, and Seller shall pay the same to the appropriate utility company.

4.2.4 Service Contracts. With respect to the Service Contracts which Buyer agrees to assume, at the Closing (i) Seller shall pay or grant to Buyer as a credit against the Purchase Price the amount of accrued and unpaid charges for services rendered before the Closing prorated on a per diem basis, and (ii) Buyer shall pay to Seller the amount of prepaid charges for services rendered on and after the Closing prorated on a per diem basis.

4.2.5 Security Deposit. Seller shall pay or grant to Buyer as a credit against the Purchase Price the amount of any security deposit under the Lease.

4.2.6 Owners Association Assessments. If the Property is located in a business park which is governed by an owners association, and the association charges assessments with respect to the Property, then at the Closing (a) if such charges are payable after the Closing for a period before the Closing, Seller shall pay or credit to Buyer an amount equal to the amount of such charges allocated to the period before the Closing prorated on a per diem basis, and (b) if such charges were paid before the Closing for a period on and after the Closing, Buyer shall pay or credit to Seller an amount equal to the amount of such charges reasonably allocated to the period from, including and after the Closing prorated on a per diem basis.

4.2.7 Estimates. The amount of payments by Seller or Buyer under this Section 4.2 may have been based on estimates of applicable amounts. Except as otherwise expressly provided herein, if any payments by Seller or Buyer at the Closing under this Section 4.2 are based on estimates, then, when the actual amounts are finally determined, Seller and Buyer shall recalculate the amounts that would have been paid at the Closing based on such actual amounts, and Seller or Buyer, as the case may be, shall make an appropriate payment to the other based on such recalculation. Notwithstanding the foregoing, the total amount of operating expenses for the calendar year of the Closing will be reconciled no later than four (4) calendar months after the end of calendar year of the Closing. For purposes of such recalculation, at the conclusion of the calendar year in which the Closing occurs, Seller’s allocable share of the actual additional rent for reimbursement of operating expenses, real estate taxes and insurance under the Lease shall be determined by multiplying the total additional rent due from Tenant for such calendar year (i.e., being the sum of estimated payments made on account of such additional rent, plus or minus year-end reconciliations as provided in the Lease) by a fraction, the numerator of which is Seller’s actual costs expended prior to Closing in providing the maintenance services, insurance, real estate taxes and other amounts which are the subject of such additional rent charges for such calendar year (herein, the “Additional Rent Expenditures”), and the denominator of which is the total Additional Rent Expenditures made by Seller and Buyer for the entire calendar year in which Closing occurs. If, on the basis of the Additional Rent Expenditures actually made and the estimated Additional Rent payments actually received by Seller prior to Closing, Seller has retained additional rent amounts in excess of its allocable share, it shall remit to Buyer, within ten (10) business days after notice thereof from Buyer, the total amount of such excess. If, on the basis of the Additional Rent Expenditures actually made and the estimated additional rent payments actually received by Seller prior to Closing, Seller has retained Additional Rent amounts that are less than its allocable share, Buyer shall remit to Seller within ten (10) business days after notice thereof to Buyer, the total amount of such difference. In the event of any subsequent adjustments in the final determination of such additional rent owed by Tenant under the Lease for such calendar year based upon the resolution by Seller, Buyer and Tenant of any dispute or contest of such amounts brought by Tenant pursuant to the terms of the Lease, Seller and Buyer shall promptly readjust between themselves the actual amounts owed for such calendar year, based upon such adjusted determination of additional rent owed by Tenant.

4.2.8 Closing Date. If the Purchase Price (less the Earnest Money) is not delivered to Escrow Agent before 1:00 p.m. E.S.T. on the Closing Date, then the payments required to be made by, and credits to be given to, Seller or Buyer under this Agreement shall be determined assuming that the Closing Date occurred on the day after the actual Closing.

4.2.9 Leasing Costs. At or prior to Closing, Seller shall pay any and all real estate commissions, leasing commissions and tenant improvements costs which are landlord’s obligation under the Lease.

4.2.10 Closing Costs. Buyer shall pay the cost of any endorsements to the title insurance policy the cost of any lender’s policy of title insurance, one-half (1/2) of all escrow or closing agent charges, all costs associated with any encumbrance Buyer places on the Property at Closing, all costs of Buyer’s due diligence, the cost of the Survey and any other costs customarily paid by the Buyer pursuant to local practice. Seller shall pay all state transfer and documentary stamp taxes, the cost of recording the Deed, one-half (1/2) of all escrow or closing agent charges, and the cost of an owner’s policy of title insurance for the Property (ALTA Form 10-17-92) in the amount of the Purchase Price (excluding any endorsements thereto) and any other costs customarily paid by the Seller pursuant to local practice. Each party shall pay its own attorneys’ fees. The obligations of the parties to pay applicable escrow or closing charges shall survive the termination of this Agreement.

Section 5. Title and Survey. Seller will deliver the Title Commitment and the Survey. Buyer will have until 5:00 p.m. E.D.T. on the date that is ten (10) business days after Seller causes the Title Commitment (together with legible copies of all title exceptions referenced therein) and the Survey to be delivered to Buyer, to examine title to the Property and the Survey, to determine whether Buyer will be able to obtain at Closing the title insurance endorsements it desires, and to give written notice to Seller of any objections to the title or the Survey that Buyer may have. If Buyer fails to give any notice to Seller by such date, Buyer shall be deemed to have waived such right to object to any title exceptions or defects. If Buyer does give Seller timely notice of objection to any title exceptions or defects and such objection is not reasonably cured or satisfied or undertaken to be reasonably cured or satisfied by Seller within five (5) business days of receiving Buyer’s objection, (any such undertaking to be confirmed to Buyer within such five (5) day period and to be completed on or before Closing), then Buyer may elect, by written notice to Seller within five (5) business days after Seller so responds to such objections, either to (a) terminate this Agreement, in which case the Earnest Money shall be returned to Buyer by Escrow Agent, and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to so give Seller notice of its election, it shall be deemed to have elected the option contained in subpart (b) above. If Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection to the satisfaction of Buyer, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect. Seller shall remove (i) any voluntary lien placed on the Property by Seller, and/or (ii) any involuntary lien not to exceed Twenty Five Thousand Dollars. Seller shall convey fee simple title to the Property to Buyer by the Deed, which will contain the description of the Property in the form originally conveyed to Seller. At the request of Buyer, Seller shall execute a quit claim deed conveying quit claim title to the Property using the Survey legal description, or take such other action as may be reasonably requested by the Title Insurer in order for the Survey legal description to be the insured legal description. The foregoing procedures for making and responding to objections to title shall also apply with respect to any title exceptions which arise after the effective date of the Title Commitment.

Section 6. Buyer’s Inspection.

6.1 Document Inspection. Buyer and Seller acknowledge that Buyer shall inspect the Property and shall examine, review and inspect the Seller Deliveries as described on Exhibit “O” attached hereto. The Seller Deliveries shall be delivered to Buyer within five (5) days of the Contract Date.

6.2 Physical Inspection. Subject to any restrictions under any restrictions of record and applicable laws, Buyer and its agents shall have the right, from time to time prior to the Closing during normal business hours, to enter upon the Property to examine the same and the condition thereof, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Buyer shall determine to be reasonably necessary, all at Buyer’s sole cost and expense. Notwithstanding the foregoing, without Seller’s prior consent, which can be withheld or delayed in Seller’s sole discretion, Buyer shall not conduct or allow any physically intrusive testing of, on or under the Property. Buyer agrees to give Seller reasonable advance notice of any such examinations or inspections and to conduct such examinations or inspections during normal business hours to the extent practicable. Buyer agrees to conduct all examinations and surveys of the Property in a manner that will not interfere with the operations of Seller or Tenant thereon and will not harm or damage the Property or cause any claim adverse to Seller, and agrees to restore the Property to its condition prior to any such examinations or surveys immediately after conducting the same. Buyer shall not contact Tenant concerning the Property without Seller’s prior written consent and Seller shall have the right to be present during any such contacts. Buyer hereby indemnifies and holds Seller harmless from and against any claims for injury or death to persons, damage to property or other losses, damages or claims, including, without limitation, claims of any tenant(s) then in possession, and including, in each instance, attorneys’ fees and litigation costs, arising out of any action of any person or firm entering the Property on Buyer’s behalf as aforesaid or any breach by Buyer of its obligations under this Section, which indemnity shall survive the Closing and any termination of this Agreement. At Seller’s request, Buyer will provide a copy of any written inspection, test, report or summary to Seller within a reasonable time following Buyer’s receipt thereof.

6.3 Formal Inspection Period. Buyer’s obligation to close under this Agreement is subject to and conditioned upon Buyer’s investigation and study of and satisfaction with the Property as set forth in this Section 6. Buyer shall have until the 5:00 p.m. E.D.T on the Inspection Date in which to make such investigations and studies with respect to the Property as Buyer deems appropriate and to terminate this Agreement for any reason or no reason by written notice to Seller, in which case neither party shall have any further obligations hereunder except for those obligations of Buyer set forth in Sections 6.2 and 6.4. If Buyer fails to give written notice to Seller so terminating, to be received by Seller on or before 5:00 p.m. E.D.T. on the Inspection Date, then Buyer’s termination rights under this Section 6 shall be deemed to have been waived by Buyer. If not so terminated (or deemed terminated), the Earnest Money shall be non-refundable except as expressly provided herein and the parties shall proceed with the transaction pursuant to the remaining terms and conditions of this Agreement.

6.4 Confidentiality. Buyer and its representatives shall hold in confidence all data and information relating to Seller or its business, whether obtained before or after the execution and delivery of this Agreement pursuant to the Confidentiality Agreement which is attached hereto as Exhibit N and incorporated herein and which Buyer hereby reaffirms. In the event of a breach or threatened breach by Buyer or its representatives of this Section 6.4, Seller shall be entitled to all remedies set forth in the Confidentiality Agreement. Nothing in this Agreement shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach of the Confidentiality Agreement. The provisions of this Section 6.4 shall survive the Closing and any termination of this Agreement.

Section 7. Service Contracts. Buyer shall, at Closing, assume all of Seller’s obligations under the Service Contracts, except that Buyer may notify Seller prior to the Inspection Date regarding any Service Contract that Buyer is not willing to assume and any such Service Contract shall be terminated by Seller on or before the Closing Date.

Section 8. Representations and Warranties.

8.1 Representations. As of the Contract Date, Seller hereby represents and warrants to Buyer that the following statements are true except as may otherwise be disclosed on Exhibit E:

8.1.1 Agreements. Seller has not entered into any lease, license, occupancy agreement, management agreement, commission agreement or agreement for provision of services or supplies concerning the Property except for the Lease, Service Contracts and matters of record. Seller has not granted any written options to purchase, rights of first offer to purchase, or rights of first refusal to purchase the Property.

8.1.2 No Litigation. Seller has no knowledge of nor has Seller received written notice regarding any actual, pending or threatened litigation or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or against the Property.

8.1.3 Authority. Seller is a duly organized and validly formed limited partnership under the laws of the State of Indiana, is qualified to do business in state in which the Property is located and is not subject to any involuntary proceeding for dissolution or liquidation thereof.

8.1.4 Non-Foreign Status. Seller is not a “foreign person” as that term is defined in the Internal Revenue Code of 1986, as amended and the Regulations promulgated pursuant thereto. The sale of the Property by Seller is not subject to any federal, state or local withholding obligation of Buyer under the existing tax law applicable to Seller or the Property.

8.1.5 Authority of Signatories; No Breach of Other Agreements, etc. The execution, delivery of and performance under this Agreement are pursuant to authority validly and duly conferred upon Seller and the signatories hereto, and the execution, delivery of and performance under all the documents to be delivered by Seller to Buyer at Closing will, at Closing, be pursuant to authority validly and duly conferred upon Seller and the signatories thereto. To Seller’s knowledge, the consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, arrangements, judicial order, understanding, accord, document or instrument by which Seller is bound.

8.1.6 Lease. The Lease is the only lease in effect relating to the Property, and there have been no modifications or amendments thereto except as disclosed to Buyer. Seller has not given nor has Seller received from Tenant any notice of termination or default under the Lease. To Seller’s knowledge, there are no events which with the passage of time, or notice, or both, that would constitute a default by Seller of by Tenant under the Lease. Seller has disbursed to Tenant the full amount of the Moving/ Capital Costs Allowance pursuant to Section 16.14 of the Lease. The Landlord’s Allowance pursuant to Section 2.02B of the Lease has been fully applied toward the cost of the Finish Work (as defined in Section 2.02B of the Lease); Tenant is not entitled to any credits for unused Landlord’s Allowance.

8.1.7 Lease - Commissions. All commissions payable under or relating to current term of the Lease have been cashed-out and paid and satisfied in full by Seller.

8.1.8 Condemnation. To Seller’s knowledge no condemnation or other taking by eminent domain of the Property or any portion thereof has been instituted and, to Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings (or proceedings in the nature or in lieu thereof) affecting the Property or any portion thereof or its use.

8.1.9 Violations. Seller has not received notice of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property, including, without limitation, any notice of violation of any environmental laws.

8.1.10 Pre-existing Right to Acquire. No person or entity other than as may be set forth in the Lease has any unrecorded right or option to acquire the Property or any portion thereof which will have any force or effect after the execution of this Agreement, other than Buyer.

8.1.11 Service Contracts. Exhibit “J” contains a complete list and description of the Service Contracts, all of which are in full force and effect.

8.2 Miscellaneous. As used in this Agreement, the phrase “Seller’s knowledge” or any derivation thereof shall mean the actual knowledge of Nick Anthony, Vice President, Dispositions, upon reasonable inquiry with the property manager for the Property. It shall be a condition of Closing (and solely for the purposes of satisfying such condition, a representation shall be deemed false if the factual matter that is the subject of the representation is false, notwithstanding any lack of knowledge of or notice to Seller) that the representations and warranties contained in this Section 8 are true and correct in all material respects at Closing and Seller shall reaffirm that these representations and warranties are true and correct as of the Closing Date by delivery to Buyer at Closing of a certificate confirming such reaffirmation. In the event that Seller or Buyer learns that any of said representations or warranties becomes inaccurate between the Contract Date and the Closing, Seller or Buyer, as applicable, shall immediately notify the other party in writing of such change. The Closing shall be automatically extended up to thirty (30) days in order to allow Seller to cure such change if Seller elects to attempt in good faith to cure such matter. In the event Seller so cures such change, this Agreement shall remain in full force and effect. If Seller does not cure such change, Buyer may either (a) terminate this Agreement by written notice to Seller, in which case the Earnest Money, together with interest earned thereon, shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except for those which expressly survive such termination, or (b) waive such right to terminate by proceeding with the transaction pursuant to the remaining terms and conditions of this Agreement. In the event Buyer elects option (b) in the preceding sentence the representations and warranties shall be deemed to be automatically amended to reflect said change. All representations and warranties of Seller contained in this Agreement shall survive Closing for a period of twelve (12) months and Buyer shall have the right to assert a claim for monetary damages against Seller for the breach of any such representations or warranties within such twelve (12) month period. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to recover from, or proceed against, Seller in any manner whether based upon breach of contract, breach of representation or warranty, tort or otherwise upon the expiration of such twelve (12) month period except to the extent Buyer has so notified Seller in accordance with the terms of this Agreement within such twelve (12) month period.

Section 9. Operations Pending Closing. Seller, at its expense, shall use commercially reasonable efforts to maintain the Property until the Closing or until the termination of this Agreement, whichever is earlier, substantially in its present condition, damage by fire or other casualty and condemnation excepted. Seller shall deliver to Buyer a copy of any written notice of default delivered by Seller to Tenant, or from Tenant to Seller, from and after the Contract Date. After the Inspection Date, except for change orders agreed to in writing between Seller and Tenant which do not decrease the Rent or increase any of landlord’s obligations subsequent to the substantial completion of the improvements contemplated under the Lease, Seller will not without Buyer’s consent, not to be unreasonably withheld, modify or amend the Lease or any Service Contract, provided, however, Buyer’s consent shall be deemed granted to any of the foregoing in the event Buyer does not object in writing thereto within five (5) business days after Seller notifies Buyer thereof in writing, of Seller’s intention to do any of the following: (a) enter into any contract for service to the Property that is not terminable without penalty on more than thirty (30) days written notice, or (b) enter into any new lease or any modification, amendment, restatement, termination, or renewal of the Lease. Seller shall promptly deliver a copy to, or otherwise notify Buyer, of any of the occurrences set forth above executed or performed by Seller after the Contract Date.

Section 10. Conditions to Closing.

10.1 Buyer’s Conditions Precedent. Buyer’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

(a)	Seller shall have performed and satisfied each and all of Seller’s obligations under this Agreement.

(b)	Each and all of Seller’s representations and warranties set forth in this Agreement shall be true and correct at the Contract Date and at the Closing Date.

(c)	Buyer receiving all corporate and partnership approvals to complete this transaction on or before the Inspection Date. In the event this condition is not satisfied on or prior to the Inspection Date, Buyer may deliver written notice thereof to Seller on or before the Inspection Date whereupon this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to Seller, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. If Buyer fails to notify Seller on or before the Inspection Date, this condition shall be deemed waived.

(d)	There shall have been no adverse change to the title to the Property which has not been cured.

(e)	Buyer shall have received the Tenant Estoppel Certificate in the form of Exhibit “M” attached hereto, duly executed by the Tenant and delivered to Buyer at least five (5) days prior to the Closing Date.

(f)	Seller will deliver a copy of the letter of understanding (“Letter of Understanding”) substantially in the form attached as Exhibit B of the Lease executed by the Tenant on or before five (5) days prior to the Closing Date.

In the event any of the foregoing conditions are not satisfied prior to or at the Closing, subject to Section 8.2 hereof, Buyer may terminate this Agreement by written notice to Seller and thereafter shall have no obligation to proceed with the Closing, the Earnest Money shall be returned and paid to Buyer, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Buyer may have for Seller’s default or breach of this Agreement.

10.2 Seller’s Conditions Precedent. Seller’s obligation to proceed to Closing under this Agreement is subject to the following conditions precedent:

(a)	Seller receiving all corporate and partnership approvals to complete this transaction on or before the Inspection Date. In the event this condition is not satisfied on or prior to the Inspection Date, Seller may deliver written notice thereof to Buyer on or before the Inspection Date whereupon this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to Buyer, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement. If Seller fails to so notify Buyer on or before the Inspection Date, this condition shall be deemed waived.

(b)	Buyer shall have performed and satisfied each and all of Buyer’s obligations under this Agreement. In the event this condition is not satisfied on or prior to the Closing Date, Seller shall have no obligation to proceed to Closing and, if Seller delivers written notice to Buyer that the foregoing condition has not been satisfied, this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to Buyer, and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement.

Notwithstanding the foregoing, nothing contained herein shall waive or diminish Seller’s remedy specified in Section 12.1 for Buyer’s default or breach of this Agreement.

Section 11. Closing.

11.1 Time and Place. Provided that all of the conditions set forth in this Agreement are theretofore fully satisfied or performed, the Closing shall be held in escrow through Escrow Agent, on the Closing Date or such other date that is mutually agreeable to Buyer and Seller, unless the Closing Date is postponed pursuant to the express terms of this Agreement or as otherwise agreed by Seller and Buyer in writing.

11.2 Seller Deliveries. Seller shall obtain and deliver to Buyer at the Closing the following documents (all of which shall be duly executed, and witnessed and/or notarized as necessary):

11.2.1 The Deed, subject to the Permitted Title Exceptions.

11.2.2 A Non-Foreign Certificate, substantially in the form attached as Exhibit G hereto.

11.2.3 The Officer’s Certificate substantially in the form attached hereto as Exhibit K.

11.2.4 Seller’s counterpart of the Assignment.

11.2.5 The Bill of Sale.

11.2.6 Seller’s counterpart of the Closing Statement in form and substance mutually satisfactory to Buyer and Seller (the “Closing Statement”).

11.2.7 An affidavit of title or other affidavit customarily required of sellers by the Title Insurer to remove the standard exceptions from an owner’s title insurance policy which are capable of being removed by such an affidavit.

11.2.8 Such transfer tax, certificate of value or other similar documents customarily required of Sellers in the county in which the Property is located.

11.2.9 Such further instructions, documents and information, including, but not limited to a Form 1099-S, as Buyer or Title Insurer may reasonably request as necessary to consummate the purchase and sale contemplated by this Agreement.

11.2.10 Notice to send to Tenant substantially in the form attached hereto as Exhibit H.

11.2.11 Notice to send to all Vendors substantially in the form attached hereto as Exhibit L.

11.2.12 The Tenant Estoppel Certificate (to be delivered no later than five (5) days prior to the Closing Date).

11.2.13 The original certificates of occupancy for all space within the Improvements.

11.2.14 All of the keys to any doors or locks on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession.

11.2.15 The original Letter of Understanding.

11.2.16 The original counterpart of the Indemnity Agreement executed by Seller.

11.3 Buyer Deliveries. Buyer shall deliver to Seller at Closing the following:

11.3.1 The balance of the Purchase Price in immediately available funds, subject to the prorations provided for in this Agreement.

11.3.2 Buyer’s counterpart of the Assignment.

11.3.3 Buyer’s counterpart of the Closing Statement.

11.3.4 Such other documents or instruments that are reasonably necessary to consummate the Closing.

11.3.5 The original counterpart of the Indemnity Agreement executed by Buyer.

Section 12. Default and Remedies.

12.1 Buyer’s Default. In the event the Closing does not occur as and when contemplated hereby as a result of a default by Buyer under the terms of this Agreement, Seller may elect to terminate this Agreement. If Seller terminates this Agreement as provided in the previous sentence, the Escrow Agent shall disburse the Earnest Money to Seller, and Seller shall be entitled to retain the Earnest Money as its sole and exclusive remedy for such default of Buyer, whereupon this Agreement shall terminate and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination. Notwithstanding the foregoing, nothing contained herein shall waive or diminish any right or remedy Seller may have at law or in equity for Buyer’s default or breach of Section 6.2 or Section 6.4 of this Agreement. It is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Earnest Money constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as liquidated damages. This provision shall expressly survive the termination of this Agreement.

12.2 Seller’s Default. Subject to Section 8.2, in the event of a default by Seller under the terms of this Agreement which is not cured by Seller as provided hereunder, including the failure of Seller to cure any title defects or objections that Seller has agreed to cure, and except as otherwise specifically set forth herein, at Buyer’s option: (i) Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller, whereupon Escrow Agent shall promptly refund all Earnest Money to Buyer, and Buyer and Seller shall have no further rights, obligations, or liabilities hereunder, except as may be expressly provided to the contrary herein and Buyer’s right to recovery of its out-of-pocket third party expenditures incurred in connection with this Agreement up to a maximum of $25,000.00 from Seller (and Seller hereby covenants to deliver such payment within ten (10) days after such demand of Buyer); or (ii) Buyer shall have the right to accept title to the Property subject to such defects and objections with no reduction in the Purchase Price, in which event such defects and objections shall be deemed “Permitted Exceptions”; or (iii) Buyer may elect to seek specific performance of this Agreement.

Section 13. Condemnation or Destruction.

13.1 Condemnation. If, prior to the Closing, all or any material part of the Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Buyer, by written notice to Seller, to be received within thirty (30) calendar days of Buyer’s receiving Seller’s written notice of such threat, condemnation or taking, or by the Closing Date, whichever is earlier, may elect to terminate this Agreement.

13.2 Damage or Destruction. If, prior to the Closing, all or any material part of the Property is damaged or destroyed by any cause, Seller agrees to give Buyer written notice of such occurrence and the nature and extent of such damage and destruction, and either Buyer or Seller, by written notice to the other party, to be received within thirty (30) calendar days of Buyer’s receipt of Seller’s written notice of such damage or destruction, or by the Closing Date, whichever is earlier, may elect to terminate this Agreement.

13.3 Termination. If this Agreement is terminated as a result of the provisions of either Section 13.1 or Section 13.2 hereof, Buyer shall be entitled to receive a refund of the Earnest Money from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

13.4 Awards and Proceeds. If Buyer does not elect to terminate this Agreement following any notice of a threat of taking or taking by condemnation or notice of damage or destruction to the Property, as provided above, this Agreement shall remain in full force and effect and the conveyance of the Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At the Closing, Seller shall assign, transfer and set over to Buyer all of Seller’s right, title and interest in and to any awards, payments or insurance proceeds available to Seller for the actual value of the property lost or destroyed that have been or may thereafter be made for any such taking, sale in lieu thereof or damage or destruction, to the extent such awards, payments or proceeds shall not have theretofore been used for restoration of the Property, provided, however, Seller shall not commence any such restoration without the prior written consent of Buyer which may be withheld in Buyer’s sole discretion and, provided further, Seller shall give a credit at Closing to Buyer against the Purchase Price in the amount of any insurance deductible.

Section 14. Assignment by Buyer. Buyer may assign its rights under this Agreement upon prior written notice to Seller; provided, however, no such assignment shall relieve Buyer of its obligations hereunder.

Section 15. Buyer’s Representation and Warranty. Buyer does hereby represent and warrant to Seller as of the Contract Date and the Closing that it is a validly formed corporation under the laws of the State of Georgia; that it is in good standing in the state of its organization; that it is not subject to any involuntary proceeding for the dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement; and that the parties executing this Agreement on behalf of Buyer are duly authorized to so do.

Section 16. Brokers and Brokers’ Commissions. Buyer and Seller each warrant and represent to the other that, other than CB Richard Ellis (“Seller’s Broker”), neither party has employed a real estate broker or agent in connection with the transaction contemplated hereby. Any commission or other compensation payable to Seller’s Broker shall be the sole responsibility of Seller. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other’s representation herein being untrue. This Section 16 shall expressly survive the Closing hereunder.

Section 17. Notices.

Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service, by U.S. registered or certified mail, return receipt requested, postage prepaid, or by facsimile with confirmation to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

SELLER:	Duke Realty Limited Partnership
Attn: Nick Anthony
600 East 96th Street, Suite 100
Indianapolis, Indiana 46240
Fax: (317) 808-6794

with copy to:	Duke Construction Limited Partnership
Attn: Angela Hsu
3950 Shackleford Road, Suite 300
Duluth, Georgia 30096
Fax: (770) 717-2479

BUYER:	Wells Capital, Inc.
6200 The Corners Parkway
Suite 250
Atlanta, Georgia 30090
Attn: Peter A. Mitchell
Fax: (770) 243-8510

with copy to:	Holland & Knight LLP
1201 West Peachtree Street, N.E.
Suite 2000
Atlanta, Georgia 30309
Attn: C. Edward Kuntz, Esq.
Fax: (404) 881-0470

Such notices shall be deemed received (a) on the date of delivery, if delivered by hand; (b) on the business day after deposited with the delivery service, if by overnight express delivery service; (c) on the date indicated on the return receipt if mailed; or (d) on the date of facsimile, if sent by facsimile and confirmed. Any notice sent by facsimile shall be promptly followed by a duplicate notice in accordance with one of the other methods specified herein.

Section 18. Disclaimer of Condition.

18.1 Disclaimer. Except as otherwise expressly set forth in this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Seller’s limited warranty of title to be set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property. Subject to the representations and warranties of Seller expressly contained herein, Buyer acknowledges and agrees that upon Closing Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent otherwise expressly provided in this Agreement. Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any expressed or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, the manager of the Property, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing, unless specifically set forth in this Agreement. Buyer acknowledges and agrees that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, subject to the representations and warranties expressly contained herein, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer’s investigations, and Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller (and Seller’s officers, directors, shareholders, employees and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and Seller’s officers, directors, shareholders, employees and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions (including, without limitation, environmental conditions), violations of any applicable laws (including, without limitation, any environmental laws) or any and all other acts, omissions, events, circumstances or matters regarding the Property.

18.2 Effect and Survival of Disclaimer. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property reflects that the Property is being sold subject to the provisions of this Section 18, and Seller and Buyer agree that the provisions of this Section 18 shall survive Closing indefinitely.

Section 19. Miscellaneous.

19.1 Governing Law; Headings; Rules of Construction. This Agreement shall be governed by and construed in accordance with the internal laws of the State in which the Land is located, without reference to the conflicts of laws or choice of law provisions thereof. The titles of sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein. All references herein to the singular shall include the plural, and vice versa. The parties agree that this Agreement is the result of negotiation by the parties, each of whom was represented by counsel, and thus, this Agreement shall not be construed against the maker thereof.

19.2 No Waiver. Neither the failure of either party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof.

19.3 Entire Agreement. Except for the Confidentiality Agreement and the documents to be delivered on the Closing Date, this Agreement contains the entire agreement of the parties hereto with respect to the Property and any other prior understandings or agreements are merged herein and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein or incorporated herein by reference shall be of any force or effect.

19.4 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns (subject to Section 14 above).

19.5 Amendments. No amendment to this Agreement shall be binding on any of the parties hereto unless such amendment is in writing and is executed by the party against whom enforcement of such amendment is sought.

19.6 Date For Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

19.7 Recording. Seller and Buyer agree that they will not record this Agreement and that they will not record a short form of this Agreement.

19.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute but one and the same instrument.

19.9 Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

19.10 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.

19.11 Attorneys’ Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs, expert witness fees and court costs as may be fixed by the court or jury.

19.12 Like-Kind Exchange. Each of the parties hereto agrees to cooperate with the other in effecting an I.R.C. § 1031 exchange, including executing and delivering any and all documents required by the exchange trustee or intermediary; provided, however, that the cooperating party shall be reimbursed by the other party with respect to any expense incurred as a consequence of such I.R.C. §1031 exchange (other than such party’s attorney fees) and shall have no obligation to execute any document, enter any transaction or arrangement or take or omit any other action, if such party determines in its sole discretion that the same would result in any liability, cost, expense, increased risk, delay or other detriment to the cooperating party.

19.13 Publicity. Between the Contract Date and the Closing, Seller and Buyer shall discuss and coordinate with respect to any public filing or announcement concerning the purchase and sale as contemplated hereunder.

19.14 Waiver of Trial by Jury. Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 19.14 shall survive the Closing or termination hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized signatory, effective as of the day and year first above written.

SELLER:

DUKE CONSTRUCTION LIMITED PARTNERSHIP, an Indiana limited partnership

By:	Duke Business Centers Corporation, sole general partner

By:	/s/ Nicholas C. Anthony

Name: Nicholas C. Anthony Title: V.P. Dispositions

Signatures continued on the next page.

Signatures continued from the last page.

BUYER:

WELLS CAPITAL INC.

By:	/s/ Randy Fretz

Name: Randy Fretz
Title: Senior Vice President